EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

HAVZ, LLC	California limited liability company
Upexi Holdings, LLC	Delaware limited liability company
MW Products, Inc.	Nevada corporation
Trunano Labs, Inc.	Nevada corporation
VitaMedica, Inc.	Nevada corporation
Interactive Offers, LLC	Delaware limited liability company
Upexi Enterprise, LLC	Delaware limited liability company
Cygnet Online, LLC	Delaware limited liability company
Vape Estate, Inc.	Nevada corporation
One Hit Wonder Holding, LLC	California limited liability company
One Hit Wonder, Inc.	California corporation
Stem Distribution, LLC	California limited liability company
SWCH, LLC	Delaware limited liability company
Cresco Management, LLC	California limited liability company
Upexi Distribution Management, LLC	Delaware limited liability company
Upexi Pet Products, LLC	Delaware limited liability company
Upexi Property & Assets, LLC	Delaware limited liability company
Upexi 17129 Florida, LLC	Delaware limited liability company
E-Core Technology, Inc. d/b/a New England Technology, Inc.,	Florida corporation